Exhibit 10.2

Schedule of Directors and Executive Officers
Who Have Entered into a New Indemnification Agreement with Max & Erma’s Restaurants, Inc.

Directors

1.	Todd B. Barnum*
2.	William C. Niegsch, Jr.*
3.	Mark F. Emerson
4.	Michael G. Guilioli
5.	Donal H. Malenick
6.	Jay B. Barney
7.	William E. Arthur**

*	Also an executive officer of the Company
**	Resigned as a director on June 12, 2006

Executive Officers (Non-Directors)

1.	Robert A. Lindeman
2.	James E. Howenstein